Exhibit a.12

MANAGERS TRUST II

Amendment No. 14 to Amended and Restated Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

Filed March 30, 2007

The undersigned, Secretary of Managers Trust II (the “Trust”), does hereby certify that pursuant to Article VIII, Section 8.3 of the Amended and Restated Declaration of Trust of the Trust dated March 19, 1992, the following resolutions were duly adopted with an effective date of May 1, 2007 by a majority of the Trustees of the Trust at a meeting of the Trustees held on December 8, 2006:

RESOLVED:	Article V, Section 5.11 of the Declaration of Trust is hereby amended by deleting the first sentence of such Section 5.11 and substituting therefore the following:

Without limiting the authority of the Trustees set forth in Section 5.1, inter alia, to establish and designate any further series or classes or to modify the rights and preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) Managers AMG Chicago Equity Partners Balanced Fund, which shall consist of four classes, Class A, Class B, Class C and Institutional Class; (2) Managers Fixed Income Fund, which shall consist of four classes, Class A, Class B, Class C and Institutional Class; (3) Managers High Yield Fund, which shall consist of four classes, Class A, Class B, Class C and Institutional Class; (4) Managers AMG Chicago Equity Partners Mid-Cap Fund, which shall consist of four classes, Class A, Class B, Class C and Institutional Class; (5) Managers Intermediate Duration Government Fund; and (6) Managers Short Duration Government Fund.

RESOLVED:	That the officers of the Trust be authorized and directed to prepare and file with the Secretary of The Commonwealth of Massachusetts and other applicable authorities an amendment to the Amended and Restated Declaration of Trust to reflect the establishment and designation of each series and each class thereof, as described in the preceding resolution.

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IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first set forth above.

/s/ Christine C. Carsman
Christine C. Carsman
Secretary